News Release

FOR IMMEDIATE RELEASE
Berry Global Group, Inc. Reports Fourth Quarter and Fiscal Year 2017 Results

EVANSVILLE, Ind. – November 16, 2017 – Berry Global Group, Inc. (NYSE:BERY) today reported results for its fourth quarter and fiscal year 2017, referred to in the following as the September 2017 quarter and fiscal year 2017.

●
Net income for the September 2017 quarter was $110 million ($0.81 per diluted share) compared to $77 million ($0.61 per diluted share) in the prior year quarter.  Adjusted net income per diluted share in the September 2017 quarter was 19 percent higher at $0.87 compared to $0.73 in the prior year quarter.

●
Net sales increased 16 percent over the prior year quarter to $1.9 billion.  Operating income for the quarter increased by 32 percent to $199 million compared to $151 million in the prior year quarter.  Operating EBITDA was $350 million (18.6 percent of net sales), an increase of 16 percent compared to the September 2016 quarter.

●
Fiscal year 2017 net sales increased 9 percent over the prior fiscal year to $7.1 billion compared to $6.5 billion.  Operating income for fiscal year 2017 increased by 26 percent to $732 million compared to $581 million in the prior fiscal year.  Operating EBITDA was a fiscal year record at $1.33 billion (18.7 percent of net sales), an increase of 10 percent compared to $1.21 billion (18.6 percent of net sales) in fiscal year 2016.

●	Cash flow from operations for fiscal 2017 was $975 million, and adjusted free cash flow for fiscal 2017 was a fiscal year record at $601 million.
●	Expected fiscal year 2018 cash flow from operations of $965 million and adjusted free cash flow of $610 million.
"Berry had a solid fourth quarter and full fiscal year as we exceeded our guidance for adjusted free cash flow by $51 million.  We achieved fiscal year records for net sales, operating EBITDA and adjusted free cash flow.  During the year we met our top priority by reducing our leverage ratio to below 4, ending the fiscal year at 3.8 times net debt to adjusted EBITDA, the lowest in the Company's history as a public company," said Tom Salmon, CEO of Berry.

September 2017 Quarter Results

Consolidated Overview
	September Quarterly Period Ended
(in millions of dollars)	2017	2016	$ Change	% Change
Net sales	$1,881	$1,618	$263	16%
Operating income	199	151	48	32%

The net sales increase of $263 million from the prior year quarter is primarily attributed to acquisition net sales of $288 million, selling price increases of $9 million due to the pass through of higher resin prices, and an $11 million positive impact from foreign currency changes partially offset by a 2 percent base volume decline.  The base volume decline in the quarter is primarily attributed to our decisions to rationalize certain lower margin products that we acquired from AEP in order to maximize earnings.

The operating income increase of $48 million from the prior year quarter is primarily attributed to acquisition operating income of $20 million, an $18 million improvement in our product mix and price/cost spread, $6 million decrease in SG&A and operating expenses, and a $4 million positive impact from currency translation.  These improvements were partially offset a negative $4 million impact from base volume declines.

Fiscal Year 2017 Results

Consolidated Overview
	Fiscal Year
(in millions of dollars)	2017	2016	$ Change	% Change
Net sales	$7,095	$6,489	$606	9%
Operating income	732	581	151	26%

The net sales increase of $606 million is primarily attributed to acquisition net sales of $788 million and selling price increases of $60 million due to the pass through of higher resin prices, partially offset by a negative $136 million impact from a 2 percent base volume decline, $98 million from extra days in fiscal 2016, and a slightly negative impact from foreign currency changes.

The operating income increase of $151 million is primarily attributed to acquisition operating income of $62 million, a $36 million decrease in Avintiv integration and restructuring costs, a $35 million decrease in selling, general and administrative expense related to synergies and cost reductions, a $24 million improvement in our product mix and price/cost spread, a $16 million decrease in depreciation and amortization, and a slight improvement in productivity in manufacturing.  These improvements were partially offset by a $20 million impact from the base volume decline and $10 million from extra days in fiscal 2016.

The performance of the Company's divisions compared with the prior fiscal year is as follows:

Engineered Materials
	Fiscal Year
(in millions of dollars)	2017	2016	$ Change	% Change
Net sales	$2,375	$1,627	$748	46%
Operating income	316	183	134	74%

Engineered Materials' net sales increased by $748 million primarily attributed to acquisition net sales of $788 million, and selling price increases of $67 million due to the pass through of higher resin prices, partially offset by a negative $79 million impact from a 3 percent base volume decline, and $30 million from extra days in fiscal 2016.  The base volume decline is primarily attributed to our decisions to rationalize certain lower margin products that we acquired from AEP in order to maximize earnings.

The operating income increase of $134 million is primarily attributed to acquisition operating income of $62 million, a $71 million improvement in our product mix and price/cost spread, a $13 million decrease in selling, general and administrative expenses, a $3 million decrease in business integration and restructuring costs, and a slight improvement in productivity in manufacturing, partially offset by a negative $8 million impact from lower base volumes, a $6 million increase in depreciation and amortization expense, and $4 million from extra days in fiscal 2016.

Health, Hygiene, and Specialties
	Fiscal Year
(in millions of dollars)	2017	2016	$ Change	% Change
Net sales	$2,369	$2,400	$(31)	(1)%
Operating income	216	195	21	11%

Health, Hygiene, and Specialties' net sales decreased by $31 million primarily attributed to extra days in fiscal 2016 of $25 million, selling price decreases of $23 million, and a slightly unfavorable impact from foreign currency, partially offset by a $26 million positive impact from base volume improvements.

The operating income increase of $21 million is primarily attributed to a $27 million decrease in business integration and restructuring costs associated with the Avintiv acquisition, a $13 million improvement in productivity in manufacturing, a $12 million decrease in depreciation and amortization expense, a $5 million impact from base volumes, and a $5 million decrease in selling, general and administrative expenses. These improvements were partially offset by a $45 million decrease in our product mix and price/cost spread primarily related to inflation and market pressures within our South American business.
Consumer Packaging
	Fiscal Year
(in millions of dollars)	2017	2016	$ Change	% Change
Net sales	$2,351	$2,462	$(111)	(5)%
Operating income	200	203	(3)	(1)%

Consumer Packaging's net sales decreased by $111 million primarily attributed to an $83 million negative impact from base volumes and $43 million from extra days in fiscal 2016, partially offset by selling price increases of $15 million due to the pass through of higher resin prices.  The volume decline was primarily attributed to general market softness and our continued focus on volume, price, and mix in order to optimize earnings.

The operating income decrease of $3 million is primarily attributed to a base volume decline of $17 million, an $11 million negative impact from productivity in manufacturing, $5 million from extra days in fiscal 2016, and a slight decrease in our product mix and price/cost spread, partially offset by a $17 million decrease in selling, general and administrative expenses related to synergies from cost reductions, a $10 million decrease in depreciation and amortization expense, and a $5 million decrease in business integration and restructuring expense.

Cash Flow and Capital Structure
Our cash flow from operating activities was $395 million for the September 2017 quarter and $975 million for fiscal year 2017.  The Company's adjusted free cash flow for the September 2017 quarter was $278 million, a 20 percent increase compared to the prior year quarter of $231 million.  The Company's adjusted free cash flow for fiscal year 2017 was a fiscal year record of $601 million, a 16 percent increase, compared to $517 million in fiscal year 2016.

Our total debt less cash and cash equivalents at the end of the September 2017 quarter was $5,335 million.  Adjusted EBITDA for the four quarters ended September 30, 2017 was $1,405 million.

Recent Development
Earlier today, November 16, 2017, the Company announced we had entered into a definitive agreement to acquire the Clopay Plastic Products Company, Inc.("Clopay"), a subsidiary of Griffon Corporation for $475 million in cash, which is preliminary and subject to adjustment.  Clopay, is a global supplier of printed breathable films as wells as a key innovator in the customer development of elastic films and laminates with product offerings uniquely designed for applications used in a number of markets including: hygiene, healthcare, building and construction and industrial protective apparel.  Clopay has nearly 1,500 employees with an expanded footprint serving markets across the globe including 7 manufacturing facilities located in the United States, Germany, Brazil, and China.  Clopay's most recent fiscal year ended in September 2017 delivered $461 million in net sales and $53 million in operating EBITDA.  The completion of the Clopay acquisition is subject to customary closing conditions and the terms and conditions of the purchase agreement.  Further, we estimate we will achieve annual cost synergies of approximately $20 million, which should be realized over the next 2 years.  The purchase price, including our expected cost synergies along with the tax basis step-up value, represents an adjusted EBITDA multiple of below 6 times.

Outlook
We anticipate our fiscal year 2018 cash flow from operations and adjusted free cash flow to be $965 million and $610 million, respectively.  Our estimate assumes flat working capital and volumes.  Additionally, our capital spending and cash interest costs are forecasted to be $320 million and $250 million, respectively.  Within our adjusted free cash flow guidance, we are also assuming cash taxes to be $210 million, including a $35 million payment in the first quarter under the Company's tax receivable agreement, along with other cash uses of $40 million related to items such as acquisition integration expenses and costs to achieve synergies.  These estimates and assumptions do not include our most recent definitive agreement to acquire Clopay.

Investor Conference Call
The Company will host a conference call today, November 16, 2017, at 10 a.m. Eastern Time to discuss its fourth quarter and fiscal year 2017 results.  The telephone number to access the conference call is (800) 305-1078 (domestic), or (703) 639-1173 (international), conference ID 98750799.  We expect the call to last approximately one hour.  Interested parties are invited to listen to a live webcast and view the accompanying slides by visiting the Company's Investor page at www.berryglobal.com.  A replay of the conference call can also be accessed on the Investor page of the website beginning November 16, 2017, at 1 p.m. Eastern Time, to December 4, 2017, by calling (855) 859-2056 (domestic), or (404) 537-3406 (international), access code 98750799.

About Berry
Berry is committed to its mission of 'Always Advancing to Protect What's Important,' and proudly partners with its customers to provide them with value-added customized protection solutions.  The Company's products include engineered materials, non-woven specialty materials, and consumer packaging.  Berry's world headquarters is located in Evansville, Indiana.  With net sales of $7.1 billion in fiscal 2017, Berry, a Fortune 500 company, is listed on the New York Stock Exchange under the ticker symbol BERY.  For additional information, visit Berry's website at www.berryglobal.com.

Non-GAAP Financial Measures
This press release includes non-GAAP financial measures such as operating EBITDA, adjusted EBITDA, adjusted net income, adjusted free cash flow, and cash interest expense. A reconciliation of these non-GAAP financial measures to comparable measures determined in accordance with accounting principles generally accepted in the United States of America (GAAP) is set forth at the end of this press release.  Our "leverage ratio" means the ratio of (i) our total debt minus our cash and cash equivalents to (ii) our Adjusted EBITDA.

Forward Looking Statements
Statements in this release that are not historical, including statements relating to the expected future performance of the Company, are considered "forward looking" and are presented pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  You can identify forward-looking statements because they contain words such as "believes," "expects," "may," "will," "should," "would," "could," "seeks," "approximately," "intends," "plans," "estimates," "anticipates" "outlook," or "looking forward," or similar expressions that relate to our strategy, plans or intentions.  All statements we make relating to our estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and financial results or to our expectations regarding future industry trends are forward-looking statements.  In addition, we, through our senior management team, from time to time make forward-looking public statements concerning our expected future operations and performance and other developments.  These forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, our actual results may differ materially from those that we expected.

Important factors that could cause actual results to differ materially from our expectations, which we refer to as cautionary statements, are disclosed under "Risk Factors" and elsewhere in our Annual Report on Form 10-K and subsequent filings with the Securities and Exchange Commission, including, without limitation, in conjunction with the forward-looking statements included in this release.  All forward-looking information and subsequent written and oral forward-looking statements attributable to us, or to persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements.  Some of the factors that we believe could affect our results include:  (1) risks associated with our substantial indebtedness and debt service; (2) changes in prices and availability of resin and other raw materials and our ability to pass on changes in raw material prices on a timely basis; (3) the impact of potential changes in interest rates: (4) performance of our business and future operating results; (5) risks related to our acquisition strategy and integration of acquired businesses; (6) reliance on unpatented know-how and trade secrets; (7) increases in the cost of compliance with laws and regulations, including environmental, safety, and production and product laws and regulations; (8) risks related to disruptions in the overall economy and the financial markets may adversely impact our business; (9) catastrophic loss of one of our key manufacturing facilities, natural disasters, and other unplanned business interruptions; (10) risks of competition, including foreign competition, in our existing and future markets;(11) general business and economic conditions, particularly an economic downturn; (12) potential failure to realize the intended benefits from recent acquisitions( including the Clopay acquisition), including, without limitation, the inability to realize the anticipated cost synergies in the anticipated amounts or within the contemplated timeframes or cost expectations, the inability to realize the anticipated revenues, expenses, earnings and other financial results, and growth and expansion of the company's operations, and the anticipated tax treatment; (13) risks related to international business, including foreign currency exchange rate risk and the risks of compliance with applicable export controls, sanctions, anti-corruption laws and regulations, (14) the risk that the conditions to closing of the Clopay acquisition may not be satisfied; and (14) the other factors discussed in the under the heading "Risk Factors" in our Annual Report on Form 10-K and subsequent filings with the Securities and Exchange Commission.  We caution you that the foregoing list of important factors may not contain all of the material factors that are important to you.  Accordingly, readers should not place undue reliance on those statements. All forward-looking statements are based upon information available to us on the date of this release.  We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

Berry Global Group, Inc.
Consolidated Statements of Income
(Unaudited)
(in millions of dollars, except per share data amounts)

	Quarterly Period Ended		Fiscal Year Ended
	September 30, 2017	October 1, 2016	September 30, 2017	October 1, 2016

Net sales	$1,881	$1,618	$7,095	$6,489
Costs and expenses:
Cost of goods sold	1,514	1,317	5,691	5,202
Selling, general and administrative	121	110	494	531
Amortization of intangibles	41	37	154	143
Restructuring and impairment charges	6	3	24	32
Operating income	199	151	732	581

Other (income) expense, net	(4)	(1)	14	(18)
Interest expense, net	66	69	269	291
Income before income taxes	137	83	449	308
Income tax expense	27	6	109	72
Consolidated net income	$110	$77	$340	$236

Net income per share:
Basic	$0.84	$0.63	$2.66	$1.95
Diluted	0.81	0.61	2.56	1.89

Outstanding weighted-average shares: (in millions)
Basic	130.6	121.7	127.6	120.8
Diluted	135.7	127.1	132.6	125.0

Berry Global Group, Inc.
Consolidated Statements of Comprehensive Income
(Unaudited)
 (in millions of dollars)

	Quarterly Period Ended		Fiscal Year Ended
	September 30, 2017	October 1, 2016	September 30, 2017	October 1, 2016
Consolidated net income	$110	$77	$340	$236
Currency translation	30	(40)	34	(1)
Defined benefit pension and retiree health benefit plans	25	(23)	38	(23)
Interest rate hedges	5	6	28	(14)
Provision for income taxes related to other comprehensive income items	(12)	1	(20)	9
Other comprehensive income, net of tax	48	(56)	80	(29)
Comprehensive income	$158	$21	$420	$207

Berry Global Group, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
 (in millions of dollars)

	September 30, 2017	October 1, 2016
Assets:
Cash and cash equivalents	$306	$323
Accounts receivable, net	847	704
Inventories	762	660
Other current assets	89	105
Property, plant, and equipment, net	2,366	2,224
Goodwill, intangible assets, and other long-term assets	4,106	3,637
Total assets	$8,476	$7,653

Liabilities and stockholders' equity:
Current liabilities, excluding debt	$1,101	$988
Current and long-term debt	5,641	5,755
Other long-term liabilities	719	689
Stockholders' equity	1,015	221
Total liabilities and stockholders' equity	$8,476	$7,653

Current and Long-Term Debt

	September 30, 2017	October 1, 2016
(in millions of dollars)
Revolving line of credit	$—	$—
Term loans	3,957	4,060
5.5% Second priority notes	500	500
6.0% Second priority notes	400	400
5.125% Second priority notes	700	700
Debt discounts and deferred fees	(48)	(58)
Capital leases and other	132	153
Total debt	$5,641	$5,755

Berry Global Group, Inc.
   Condensed Consolidated Statements of Cash Flows
(Unaudited)
 (in millions of dollars)

	Fiscal Year Ended
	September 30, 2017	October 1, 2016

Cash flows from operating activities:
Consolidated net income	$340	$236
Depreciation	367	382
Amortization of intangibles	154	143
Other non-cash items	59	51
Working capital	55	45
Net cash from operating activities	975	857

Cash flows from investing activities:
Additions to property, plant, and equipment	(269)	(288)
Proceeds from sale of assets	6	5
Other investing activities, net	4	(13)
Acquisitions of businesses, net of cash acquired	(515)	(2,283)
Net cash from investing activities	(774)	(2,579)

Cash flows from financing activities:
Proceeds from long-term borrowings	495	2,490
Repayment of long-term borrowings	(636)	(524)
Proceeds from issuance of common stock	31	26
Debt financing costs	(5)	(40)
Payment of tax receivable agreement	(111)	(57)
Purchase of non-controlling interest	—	(78)
Net cash from financing activities	(226)	1,817
Effect of exchange rate changes on cash	8	—
Net change in cash and cash equivalents	(17)	95
Cash and cash equivalents at beginning of period	323	228
Cash and cash equivalents at end of period	$306	$323

Berry Global Group
Condensed Consolidated Financial Statements
Segment Information
(Unaudited)
(in millions of dollars)

	Quarterly Period Ended September 30, 2017
	Consumer Packaging	Health, Hygiene & Specialties	Engineered Materials	Total
Net sales	$599	$596	$686	$1,881

Operating income	$50	$52	$97	$199
Depreciation and amortization	57	48	33	138
Restructuring and impairment charges	2	3	1	6
Other non-cash charges (1)	2	2	2	6
Business optimization costs (2)	—	1	—	1
Operating EBITDA	$111	$106	$133	$350

	Quarterly Period Ended October 1, 2016
	Consumer Packaging	Health, Hygiene & Specialties	Engineered Materials	Total
Net sales	$617	$593	$408	$1,618

Operating income	$47	$55	$49	$151
Depreciation and amortization	61	56	18	135
Restructuring and impairment charges	2	—	1	3
Other non-cash charges (1)	2	2	2	6
Business optimization costs (2)	1	4	1	6
Operating EBITDA	$113	$117	$71	$301

(1) Other non-cash charges in the September 2017 quarter pimarily includes $4 million of stock compensation expense.  Other non-cash charges in the September 2016 quarter primarily includes $3 million of stock compensation expense along with other non-cash charges.
(2) Includes integration expenses and other business optimization costs.

Berry Global Group, Inc.
Condensed Consolidated Financial Statements
Segment Information
 (Unaudited)
(in millions of dollars)

	Fiscal Year Ended September 30, 2017
	Consumer Packaging	Health, Hygiene & Specialties	Engineered Materials	Total
Net sales	$2,351	$2,369	$2,375	$7,095

Operating income	$200	$216	$316	$732
Depreciation and amortization	231	184	106	521
Restructuring and impairment charges	8	11	5	24
Other non-cash charges (1)	10	12	12	34
Business optimization costs (2)	—	11	5	16
Operating EBITDA	$449	$434	$444	$1,327

	Fiscal Year Ended October 1, 2016
	Consumer Packaging	Health, Hygiene & Specialties	Engineered Materials	Total
Net sales	$2,462	$2,400	$1,627	$6,489

Operating income	$203	$195	$183	$581
Depreciation and amortization	244	199	82	525
Restructuring and impairment charges	9	20	3	32
Other non-cash charges (1)	11	18	12	41
Business optimization costs (2)	3	25	3	31
Operating EBITDA	$470	$457	$283	$1,210

(1) Other non-cash charges for the fiscal year ended September 30, 2017 primarily include $20 million of stock compensation expense, $5 million step up of inventory to fair value related to the AEP acquisition, along with other non-cash charges.  Other non-cash charges for the fiscal year ended October 1, 2016 primarily includes $20 million of stock compensation expense, $7 million step-up of inventory to fair value related to the Avintiv acquisition and other non-cash charges.
(2) Includes integration expenses and other business optimization costs.

Berry Global Group, Inc.
Reconciliation Schedules
(Unaudited)
(in millions of dollars, except per share data)

	Quarterly Period Ended		Fiscal Year Ended
	September 30, 2017	October 1, 2016	September 30, 2017	October 1, 2016

Consolidated net income	$110	$77	$340	$236
Add: other expense (income), net	(4)	(1)	14	(18)
Add: interest expense, net	66	69	269	291
Add: income tax expense	27	6	109	72
Operating income	$199	$151	$732	$581

Add: non-cash amortization from 2006 private sale	8	8	32	32
Add: restructuring and impairment	6	3	24	32
Add: other non-cash charges (1)	6	6	34	41
Add: business optimization and other expenses (2)	1	6	16	31
Adjusted operating income (9)	$220	$174	$838	$717

Add: depreciation	97	98	367	382
Add: amortization of intangibles (3)	33	29	122	111
Operating EBITDA (9)	$350	$301	$1,327	$1,210

Add: acquisitions (4)			35	—
Add: unrealized cost savings (5)			43	10
Adjusted EBITDA (9)			$1,405	$1,220

Cash flow from operating activities	$395	$290	$975	$857
Net additions to property, plant, and equipment	(66)	(59)	(263)	(283)
Payment of tax receivable agreement	(51)	—	(111)	(57)
Adjusted free cash flow (9)	$278	$231	$601	$517

Net income per diluted share	$0.81	$0.61	$2.56	$1.89
Other expense (income), net	(0.03)	(0.01)	0.11	(0.15)
Non-cash amortization from 2006 private sale	0.06	0.06	0.24	0.26
Restructuring and impairment	0.04	0.02	0.18	0.26
Other non-cash charges (6)	0.01	0.05	0.10	0.32
Business optimization costs (2)	0.01	0.05	0.12	0.25
Income tax impact on items above (7)	(0.03)	(0.05)	(0.24)	(0.30)
Adjusted net income per diluted share (9)	$0.87	$0.73	$3.07	$2.53

Estimated Fiscal 2018
Cash flow from operating activities	$965
Additions to property, plant, and equipment	(320)
Tax receivable agreement payment (8)	(35)
Adjusted free cash flow (9)	$610

Interest expense	255
Additions to property, plant, and equipment	(5)
Cash interest expense (9)	$250

Clopay Reconciliation Schedule
(Unaudited)
Fiscal Year 2017
Segment operating income	$25
Depreciation and amortization	28
Segment operating EBITDA	53

Berry's expected annual cost synergies	20
Adjusted EBITDA	$73

(1) Other non-cash charges in the September 2017 quarter primarily include $4 million of stock compensation expense and other non-cash charges.  The September 2016 quarter primarily includes $3 million of stock compensation expense and other non-cash charges.  For the fiscal year ended September 2017 other non-cash charges primarily include $20 million of stock compensation expense, $5 million step-up of inventory to fair value related to the AEP Industries Inc. acquisition and other non-cash charges.  Other non-cash charges for the fiscal year ended October 1, 2016 primarily includes $20 million of stock compensation expense, $7 million step-up of inventory to fair value related to the Avintiv acquisition and other non-cash charges.
(2) Includes integration expenses and other business optimization costs.
(3) Amortization excludes non-cash amortization from the 2006 private sale of $8 million for both the September 30, 2017 and October 1, 2016 quarters and $32 million for the both the four quarters ended September 30, 2017 and October 1, 2016.
(4) Represents Operating EBITDA for the AEP acquisition for the period of October 2016 to January 19, 2017 and the Adchem acquisition for the period of October 2016 to June 2017.
(5) Primarily represents unrealized cost savings related to acquisitions.
(6) Other non-cash charges excludes $4 million and $20 million of stock compensation expense for the quarter ended September 30, 2017 and fiscal year end 2017, respectively.  Prior year quarter and fiscal year impact on adjusted net income per share would be $0.02 and $0.11, respectively.
(7) Income tax effects on adjusted net income were calculated using 32% for both the September 2017 and 2016 quarters and fiscal years.  The rates used for each represents the Company's expected effective tax rate for each respective period.
(8) Includes $35 million tax receivable agreement payment to be made in our first fiscal quarter in 2018.
(9) Supplemental financial measures that are not required by, or presented in accordance with, accounting principles generally accepted in the United States ("GAAP").  These non-GAAP financial measures should not be considered as alternatives to operating or net income or cash flows from operating activities, in each case determined in accordance with GAAP.  These non-GAAP financial measures may be calculated differently by other companies, including other companies in our industry, limiting their usefulness as comparative measures.

Our projected adjusted free cash flow for fiscal 2018 assumes $965 million of cash flow from operations less $320 million of net additions to property, plant, and equipment and $35 million of payments under our tax receivable agreement.  We define "adjusted free cash flow" as cash flow from operating activities less additions to property, plant, and equipment and payments under the tax receivable agreement.  We believe adjusted free cash flow is useful to an investor in evaluating our liquidity because adjusted free cash flow and similar measures are widely used by investors, securities analysts, and other interested parties in our industry to measure a company's liquidity.  We also believe adjusted cash flow is useful to an investor in evaluating our liquidity as it can assist in assessing a company's ability to fund its growth through its generation of cash.  We believe cash interest expense is useful to investors by providing information regarding interest expense without regard to non-cash interest expense recognition which may vary based on financing structure and accounting methods.

Adjusted EBITDA is used by our lenders for debt covenant compliance purposes.  We also use Adjusted EBITDA and Operating EBITDA among other measures to evaluate management performance and in determining performance-based compensation.  Adjusted EBITDA and Operating EBITDA and similar measures are widely used by investors, securities analysts, and other interested parties in our industry to measure a company's performance.  We also believe EBITDA and adjusted net income are useful to an investor in evaluating our performance without regard to revenue and expense recognition, which can vary depending upon accounting methods.  The Clopay reconciliation schedule for segment operating EBITDA, is not a measure determined in accordance with accounting principles generally accepted in the United States of America (GAAP). For further information regarding Clopay's results, including a reconciliation of non-GAAP financial measures to comparable GAAP measures, see the earnings release of Griffin Corporation issued earlier today.  As used herein, Clopay's operating EBITDA refers to the same measure defined in Griffin Corporation's earnings release as Clopay's "Segment operating EBITDA." Non-GAAP measures should be viewed as supplements to, rather than substitutes for comparable measures under GAAP.

Company Contact:
Dustin Stilwell
1+812.306.2964
ir@berryglobal.com

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